Exhibit 10.25

Non-Competition Agreement

No. 201903001

Party A (Employer): Xynomic Pharmaceuticals (Zhongshan) Co., Ltd.

Legal Representative: Xu Yinglin

Party B (Employee): Zhao Bing

ID Number:

WHEREAS,

1. The Employee has access to and knowledge of the business secrets of the Company and its affiliates during its work at the Company;

2. The Employee construes and acknowledges that its engagement in a job involving the Company’s competing business upon leaving the Company would seriously damage the economic benefits of the Company and its affiliates or put the Company and its affiliates in a very disadvantageous position in competition;

NOW THEREFORE, the two parties hereto make and enter into this Agreement on the basis of voluntary, equal and consensual consultations in accordance with relevant laws and regulations of the People’s Republic of China and the place where the Company is located for joint observance.

Article 1 Competition Prohibition

Without Party A’s prior written consent, Party B shall not engage in the following activities during its term of office;

1. Run alone, or participate in running a unit that has a competitive relationship with Party A or Party A’s affiliates in business;

2. Operate alone, participate in operating, or operate for others the businesses (including investment) of the same kind as those of Party A and Party A’s affiliates;

3. Operate alone, participate in operating, or operate for others the products of the same kind as those produced or operated by Party A and Party A’s affiliates;

4. Operate alone, participate in operating, or operate for others the products or services relating to the business secrets of Party A and Party A’s affiliates;

5. Rally, induce, recruit, agitate or poach, directly or indirectly, alone or together with others, Party A’s other members to leave office for the interests of the Employee itself, others or any entity.

Article 2 Competition Restriction

1. The term of competition restriction is the 24 months from the termination or rescission of the Labor Contract (regardless of the reason for termination or rescission) by either the Employee or the Employer, during which the Employee shall not work or serve in any competitive employer that produces or operates the same kind of products or engages in the same kind of businesses as the Unit, or produce or operate the same kind of products or engage in the same kind of businesses alone.

2. The Employee with the competition restriction obligation shall not work or serve in the following units:

(1) A unit that has a competitive relationship with the Company in business (including but not limited to the units specified in Annex 1 to the Agreement);

(2) A company, enterprise, R&D organization, advisory or survey institution, or any economic organization directly or indirectly established, shared, held, or actually controlled by a competitive unit of the Company in the People’s Republic of China or in any other place where an affiliate of the Company is located;

(3) Other units engaging in the business competing with that of the Company.

3. The Employee with the competition restriction obligation shall not have the following acts:

(1) Having business contacts with any client of the Company. Such business contacts include providing it with information or services, receiving orders from it, directly or indirectly transferring the Company’s business to it, and any other acts that may have or are likely to have an adverse impact on the Company’s businesses, whether being benefited or not;

(2) Directly or indirectly having shares or interests in, or accepting services or obtaining benefits from any of the units specified in Article 2 hereof;

(3) The Employee itself or together with others directly participating in the production or operation of same kind of products or businesses competing with those of the Company;

(4) Directly or indirectly hiring, or inducing, requiring, persuading or encouraging resignation of other employees of the Company, or attempting to induce, require, persuade or encourage resignation of, or hire or take with it other employees of the Company, for whatever reason or no reason, whether for its own benefits or for the benefits of any other person or organization; encouraging or inducing, in its own name or in the name of any third party, any employee of the Company to serve in other units;

(5) Directly or indirectly providing any form of advisory services, contracts or labor services to any unit competing with the Company.

4. Regardless of the reason for the Employee’s departure from the Company, the Employee shall provide a written statement of the name, nature and main businesses of the new employer to the Company prior to working in this new employer.

Article 3 Performance and Release of Obligations

1. The Employee shall have the competition prohibition obligation during its employment. The Employer shall bear the competition restriction obligation forthwith upon its departure from the Company, but the Company may notify in writing the Employee of releasing its competition restriction obligation prior to or upon its departure from the Company; the competition restriction obligation agreed in shall be released from the date specified in the foregoing notice and the Company shall simultaneously cease to pay compensations for competition restriction.

2. In case that the Employee fully performs its competition restriction obligation and the Company fails to pay compensations for competition restriction agreed herein for a period of more than three months, the Employee may terminate the competition restriction agreement in accordance with the law. Should any dispute arise between the two parties hereto over the compensation for competition restriction, the Employee shall continue to perform its competition restriction obligation during the period of settling the dispute.

Article 4 Economic Compensation for Competition Restriction

1. Regardless of the circumstances under which the labor relations with the Company was terminated or rescinded, the Employee with the competition restriction obligation shall strictly comply with provisions relating to competition restriction hereunder and fulfill the competition restriction obligation during the compensation restriction period, and the Company shall compensate the Employee for competition restriction.

2. The compensation for competition restriction shall be 30% of the Employee’s average salary of the twelve months prior to the termination or rescission of the Labor Contract. The Company shall pay such compensations on a monthly basis and withhold and remit the individual income tax.

3. The Employee shall deliver personally or send by a registered mail the proof of performing the competition restriction obligation to the Company on the first month of every quarter. Such proof shall include but not be limited to the documentation from the unit where the Employee works and the Employee’s written commitment to perform the competition restriction obligation.

4. The Employee shall provide its own bank account in writing to the Company prior to its departure from the Company for the Company’s payment of compensations for competition restriction. In case that the Employee didn’t provide its bank account, or provided a wrong or a cancelled bank account, causing the Company’s failure to pay such compensations for competition restructure, the Employee shall bear the resulting losses independently and shall not be exempted from its competition restriction obligation during the corresponding period.

5. In case that the Employee rejects to accept, voluntarily waives, or does not receive such compensations for competition restriction, or the Company fails to pay such compensations for competition restriction on schedule for reasons of the Employee, the Employee shall bear the resulting losses independently and shall not be exempted from its competition restriction obligation.

6. Should the standard for competition restriction compensation agreed herein be lower than the minimum standard imposed by the government in the place where the Company is located, the Company shall make up the compensation to meet the minimum standard prior to the expiration of the competition restriction, and prior to this, the Employee shall continue to perform its competition restriction obligation.

Article 5 Liability for Breach of Contract

Party A and Party B mutually agree:

1. Should Party B violate the competition prohibition obligation during its term of office or violate the competition restriction obligation during the validity of the Agreement, whether any economic losses are caused thereupon, Party A may terminate the Labor Contract with Party B and require Party B to compensate it for the economic losses (if have) caused to it and pay RMB100,000 to it as the liquidated damage (one hundred thousand yuan in total); and may hold Party B criminally liable when the circumstance constitutes a crime.

2. Should Party B’s breach of contract as stated in the preceding paragraph cause any losses to Party A or any third party, Party B shall also bear the corresponding liability for compensating the actual losses.

3. The reasonable fees paid by Party A for investigating Party B’s breach of contract (including reasonable fees and expenses for attorneys and consultants) shall be incorporated in the amount of damages payable.

4. Upon Party B’s assumption of damages and other civil liabilities as agreed herein, Party A shall still reserve the right to request holding Party B criminally and administratively liable through judicial channels.

Article 6 Dispute Settlement

Any dispute arising from the performance of the Agreement shall be settled by the two parties hereto through consultations. Should the dispute fail to be settled through consultations, the two parties hereto agree to bring the case to a people’s court in the place where the Agreement is signed.

Article 7 Validity and Modification of the Agreement

This Agreement comes into force upon being signed by the two parties hereto. Any modification of the Agreement shall be agreed in writing by the two parties hereto in advance.

Article 8 Miscellaneous

This Agreement is made in duplicate, and each party holds one with the same legal effects.

(No Body Text Below)

Party A:	Party B:

Authorized Representative:

Date:	Date:

Place of Signing: Xuhui District, Shanghai, China

Annex 1

List of Units Competing with the Company in Business (including but not Limited to the following companies):

Serial No.	Unit Name	Notes
1	BeiGene	The parent company and all its subsidiaries inside and outside China
2	Zai Lab Limited	The parent company and all its subsidiaries inside and outside China
3	Shanghai Hutchison Pharmaceuticals	The parent company and all its subsidiaries inside and outside China
4	CStone Pharmaceuticals	The parent company and all its subsidiaries inside and outside China
5	EOC Pharma Group	The parent company and all its subsidiaries inside and outside China